Exhibit 99.1

Nevada, Iowa ----- August 10, 2018 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended June 30, 2018.

Results for the 3rd Quarter Fiscal Year 2018

Gross Profit -	$867,856
Net Income -	322,504
EBITDA -	$1,416,130

Lincolnway reported net income of $322,504, or $7.67 per unit, for the three months ended June 30, 2018, compared to net loss of approximately $960,823, or -$22.85 per unit, for the three months ended June 30, 2017.

Gross profit for the three months ended June 30, 2018 was $867,856, compared to a gross loss of $80,718 for the three months ended June 30, 2017.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $1,416,310 for the three months ended June 30, 2018, compared to $65,799 for the three months ended June 30, 2017.

Eric Hakmiller, Lincolnway's President and CEO stated, - “This was a good quarter after a tough winter.  We have focused on efficiency gains all year.  We are happy to see these efforts begin to pay off like this.”

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC

Statements of Operations
For the Three Months Ended June 30, 2018 and 2017
(Unaudited)

	2018	2017

Revenue	$27,100,886	$26,292,741
Cost of goods sold	26,233,030	26,373,459
Gross profit (loss)	867,856	(80,718)

General and administrative expenses	735,719	841,842
Operating income (loss)	132,137	(922,560)

Other income (expense):
Interest income	19,516	680
Interest expense	(28,675)	(38,943)
Other Income	199,526	-
	190,367	(38,263)

Net income (loss)	$322,504	$(960,823)

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$7.67	$(22.85)

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

	2018	2017
Net income (Loss)	$322,504	$(960,823)
Interest income	(19,516)	(680)
Interest expense	28,675	38,943
Depreciation and amortization	1,084,467	988,359

EBITDA	$1,416,130	$65,799

Summary Balance Sheet

	June 30, 2018	September 30, 2017
	(unaudited)
ASSETS
Cash and cash equivalents	$446,659	$690,513
Derivative financial instruments	360,517	428,666
Trade and other accounts receivable	3,070,744	3,229,474
Inventories	4,965,924	5,684,729
Prepaid expenses and other	309,478	375,787
Total current assets	$9,153,322	$10,409,169
Net property and equipment	48,423,433	39,945,183
Other assets	828,695	818,971
Total assets	$58,405,450	$51,173,323

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	3,706,726	5,232,725
Total long term liabilities	14,769,997	3,942,960
Total members' equity	39,928,727	41,997,638
Total Liabilities and Members' Equity	$58,405,450	$51,173,323

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153